EXHIBIT 21

Subsidiaries of Isabella Bank Corporation

Exhibit 21 - 1

SUBSIDIARIES OF THE CORPORATION:

Isabella Bank, wholly owned

Financial Group Information Services, Inc., wholly owned

Exhibit 21.1 - 1